Exhibit 5.1

May 3, 2018 Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, Pennsylvania 15219	K&L Gates LLP T +1 412 355 6500 F +1 412 355 6501

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of 2,672,691 shares (the “Shares”) of Common Stock, par value $0.01 per share, of Koppers Holdings Inc., a Pennsylvania corporation (the “Company”). The Shares are to be issued by the Company in connection with the Koppers Holdings Inc. 2018 Long Term Incentive Plan (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Amended and Restated Articles of Incorporation, as amended, and
Second Amended and Restated Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the Commonwealth of Pennsylvania, including the applicable provisions of the Pennsylvania constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Plan, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L GATES LLP

K&L Gates LLP

K&L Gates LLP

K&L Gates Center   210 Sixth Avenue   Pittsburgh   PA 15222-2613

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